Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of December 6, 2013, by and between Hologic, Inc., a Delaware corporation (the “Company”), and Stephen P. MacMillan (the “Executive”).

WHEREAS, the Company wishes to employ the Executive to serve as the Company’s Chief Executive Officer and President, and the Executive is willing to be employed and to serve in such capacity; and

WHEREAS, the Company and the Executive wish to set forth in this Agreement the terms and conditions upon which the Executive will be employed.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Employment, Duties and Acceptance.

1.1. Employment; Duties. Subject to the terms and conditions herein, the Company hereby agrees to employ the Executive for the Term (as defined in Section 2) effective as of December 6, 2013 (the “Effective Date”), to render services to the Company. The Executive shall be appointed as Chief Executive Officer and President, effective as of December 7, 2013, and to perform such other duties consistent with such positions (including service as a director or officer of any Affiliate (as defined in Section 4.2) of the Company) as may be assigned by the Company’s Board of Directors (the “Board”) from time to time. The Executive’s title shall be Chief Executive Officer and President. For so long as he is Chief Executive Officer and President of the Company, the Company agrees (i) that the Executive will be elected or appointed to the Board upon, or promptly following, the Effective Date and (ii) to nominate the Executive for re-election to the Board at the expiration of each term of office and that the Executive shall serve as a member of the Board for each period for which he is so elected or appointed.

1.2. Acceptance. The Executive hereby accepts such employment and agrees to render the services described above on an exclusive basis to the Company. During the Term, and consistent with Section 1.1, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability and to use the Executive’s best efforts, skill and ability to promote the interests of the Company in a manner consistent with the Executive’s position. The Executive also agrees to devote the Executive’s entire business time, energy and skill to such employment, except for vacation time, absence for sickness or similar disability, and time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of the Executive’s duties hereunder or create a conflict of interest other than current board of director positions held by Executive and disclosed in Exhibit A. The Executive may not serve on the board of directors of any other for-profit business or organization without the prior consent of the Board. In consideration for the substantial consideration provided for herein and as a condition to this Agreement, the Executive agrees to be bound by the terms of the Non-Competition and Proprietary Information Agreement attached hereto as Exhibit B.

1.3. Compliance with Policies. The Executive shall comply with all duly adopted Company policies and codes of conduct and ethics in the performance of the Executive’s duties, as such policies may be in effect from time to time and which have been previously provided to the Executive in writing or otherwise made available to him.

1.4. Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in Bedford, Massachusetts or Marlborough, Massachusetts, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

2. Term of Employment.

The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date, and shall end on December 31, 2016, (the “Initial Term”) unless extended as provided in the following sentence. On January 1 of each year commencing January 1, 2017, the Term shall be automatically extended for an additional year until December 31 of the same year unless either the Company or the Executive notifies the other party in writing not later than November 1 of the prior year that the notifying party has elected not to extend the Term (“Notice of Non-Renewal”), in which event the Term shall end on December 31 of such year. Notwithstanding the foregoing provisions of this Section 2, the Term shall terminate on the date the Executive’s employment is terminated as provided in Section 4 (and, for the avoidance of doubt, such notification shall not preclude a termination of employment pursuant to Section 4 prior to the then scheduled expiration of the Term).

3. Compensation and Benefits.

3.1. Salary. During the Term, the Company agrees to pay to the Executive a base salary, payable in arrears in accordance with the Company’s standard payroll practices, at the initial annual rate of $1,000,000 (as adjusted in accordance with this Section 3.1, the “Base Salary”). The Executive’s Base Salary will be subject to annual review for increase (but not decrease, unless such decrease is in connection with a similar percentage decrease in salary applicable to all senior executives at the Company) by the Compensation Committee of the Board (the “Committee”) and the Board in accordance with the Company’s typical schedule for all senior executives, with future increases subject to the discretion of the Board based on performance. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

3.2. Annual Bonus. For each calendar year that ends during the Term, the Executive shall be entitled to participate in the Company’s annual Short-Term Incentive Plan (the “STIP”) and/or such other annual bonus plan as may be adopted by the Company for senior executives of the Company (collectively, and including the STIP, the “Bonus Program”). The Executive’s annual bonus under the Bonus Program for any year is herein referred to as the “Annual Bonus” and, except for any applicable Company and individual goals, shall otherwise only be conditioned upon the Executive remaining employed by the Company through the last business day of the fiscal year in which the award was earned; provided that nothing contained herein shall be construed to limit the Committee’s authority to adjust the Annual Bonus in accordance with the Bonus Program. The Executive’s target Annual Bonus under the Bonus Program (the “Annual Bonus Target”) shall be no less than 150% of the Executive’s Base Salary for each fiscal year that ends during the Term up to a maximum of 200% of the Annual Bonus Target. The actual amount of the Executive’s Annual Bonus for the Company’s 2014 fiscal year shall be prorated from the Effective Date through the end of fiscal year 2014, and further adjusted based upon the achievement of the Company goals as set forth in the Bonus Program previously established by the Committee for fiscal year 2014 and of the individual goals, as determined by the Committee and approved by the Board after consultation with the Executive. The actual amount of any Annual Bonus for subsequent years shall be determined by and in accordance with the terms of Company’s then-current Bonus Program. Payment of any Annual Bonus shall be made in a single lump sum cash payment no later than the November 30 following the end of the applicable fiscal year in which the award was earned.

3.3. Long-Term Incentive. As of the Effective Date, the Executive shall receive a grant under the Company’s 2008 Amended and Restated Equity Incentive Plan (as it may be amended from time to time, the “Equity Plan”), with a value of $7,000,000 (based on closing price of Company’s common stock on the Effective Date), of which (i) twenty-five percent (25%) of the value shall consist of restricted stock units, subject to 4 year annual vesting; (ii) fifty percent (50%) of the value shall consist of performance stock units, subject to achievement of three (3) year cliff vesting and ROIC targets (0-200%) contained therein; and (iii) twenty-five percent (25%) of the value shall be an option to purchase the Company’s common stock, subject to 5 year annual vesting. Such grants shall each be subject to all terms and conditions applicable to grants under the Equity Plan, shall be evidenced by grant agreements in the form customarily used for Equity Plan grants to other named executive officers of the Company and shall be subject to the performance, payout and vesting conditions previously established by the Committee for fiscal year 2014, provided, however, that such awards shall immediately vest (subject in the case of the performance stock units to the achievement of established ROIC targets) upon Executive’s death or Disability in accordance with the governing award agreement. Commencing with fiscal year 2015, the Executive shall be eligible to receive additional grants under the Equity Plan or any successor plan in such amounts as the Committee may determine in its sole discretion.

3.4. Sign-On Equity. In order to induce the Executive to accept employment with the Company and to replace the equity incentives the Executive has forfeited from his prior employer, the Company will grant the Executive $10,000,000 in value (based on closing price of Company’s common stock on the Effective Date) of which (i) twenty-five percent (25%) of the value shall consist of performance stock units that will vest subject to the achievement of the price target for the Company’s common stock on NASDAQ over a five (5) year period set forth in the governing award agreement, the stock price will be deemed achieved if the average of the Company’s common stock closing price on NASDAQ equals or exceeds such applicable price target for any consecutive thirty (30) trading days; (ii) twenty-five percent (25%) of the value shall consist of restricted stock units, subject to 4 year annual vesting; and (iii) fifty percent (50%) of the value will be an option to purchase the Company’s common stock, subject to 5 year annual vesting. The grant of the options and restricted stock units referred to herein shall each be subject to all terms and conditions applicable to grants under the Equity Plan and shall be evidenced by grant agreements in the form customarily used for Equity Plan grants to other named executive officers of the Company, provided, however, that such awards shall immediately vest (subject in the case of the performance stock units to achievement of the applicable common stock price targets) upon the Executive’s death or Disability in accordance with the governing award agreement.

3.5. Investment Opportunity.

3.5.1 Purchased Shares Prior to December 31, 2014, the Executive may elect to purchase, on the market and during periods of open trading in accordance with applicable law and the Company’s policies and procedures, shares of the Company’s common stock with an aggregate purchase price of up to $5,000,000 (the “Purchased Shares”) and receive Matching RSUs described in Section 3.5.2.

3.5.2 Matching RSUs. As soon as practicable after the end of any month during which the Executive makes a purchase of all or any portion of the Purchased Shares, the Company shall grant to the Executive a number of restricted stock units equal to the number of Purchased Shares so purchased in such month (up to a maximum aggregate number of restricted stock units equal to the number of Purchased Shares; the “Matching RSUs”). The Matching RSUs shall vest and be settled in shares of the Company’s common stock on the third anniversary of the applicable Matching RSU issuance date, provided the Executive has remained continuously employed by the Company on the relevant vesting date (other than as a result of death or Disability and has not sold or otherwise disposed of any of the Purchased Shares prior to the relevant vesting date.

3.6. Deferred Compensation Plan. The Executive shall be eligible to participate in the Company’s Amended and Restated Deferred Compensation Program (the “DCP”) and the Company shall make a contribution for fiscal year 2015 on behalf of the Executive in an amount of not less than $250,000, with such contribution to be made no later than November 30, 2014 and otherwise subject to the terms and conditions of the DCP including, without limitation, vesting.

3.7. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the performance of the Executive’s services to the Company or its Affiliates, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time. During the Term, the Company shall provide Executive with an automobile lease at the Company’s cost consistent with similar arrangements provided to other executive officers of the Company. During the Initial Term, the Company shall provide the Executive with housing in the greater Boston area at the Company’s cost and shall gross-up the Executive for any federal and other income taxes thereon, if applicable.

3.8. Vacation. The Executive shall be entitled to an annual paid vacation in accordance with the applicable vacation policy, as in effect from time to time. Under the Company’s vacation policy in effect as of the Effective Date, the Executive is entitled to take up to twenty (20) days per calendar year.

3.9. Employee Savings, Health and Welfare Plans; Perquisites. The Executive (and, to the extent eligible, the Executive’s dependents and beneficiaries) shall be entitled to participate in all employee benefit plans of the Company, including its savings, health and welfare benefit plans and executive perquisites, as in effect from time to time, and on a basis no less favorable than any other senior executive (or the dependents and beneficiaries of other senior executives, as applicable).

3.10. Clawback. The Executive agrees that any amount payable to him pursuant to the Bonus Program or the Equity Plan or any other similar performance-based compensation may be subject to repayment in accordance with the Company’s Policy on Recoupment of Performance-Based Compensation, as adopted and revised by the Board from time to time, and/or subject to recoupment as required by any other provisions of any law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended), governmental regulation or stock exchange listing requirement and that such repayment obligation will apply notwithstanding any contrary provision of this Agreement.

4. Termination.

4.1. Employment at Will. It is expressly acknowledged and agreed by the parties that the Executive’s employment by the Company constitutes employment at will and that, to the maximum extent permitted by law, either the Company or the Executive has the right to terminate the Executive’s employment at any time and for any reason, or without stated reason. Termination of the Executive’s employment, whether by the Company or the Executive, shall not be considered a breach of this Agreement, and the duties of the parties to each other upon and following a termination of employment shall be governed exclusively by this Agreement, or by the terms of any applicable benefit plan. Notwithstanding anything in this Agreement to the contrary, in the event of notice of termination by either party, the Company may require, and shall communicate to the Executive in writing if so required, that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s or its Affiliates’ offices and/or other facilities.

4.2. Certain Definitions. For all purposes related to the Executive’s employment by the Company during the Term, the following capitalized terms shall have the meanings set forth below:

4.2.1 Affiliate. An “Affiliate” of the Company means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as a single employer under sections 414(b) or 414(c) of the Code, except that such sections shall be applied by substituting “at least 50%” for “at least 80%” wherever applicable.

4.2.2 Cause. A termination for “Cause” shall mean termination by the Company of the Executive’s employment by reason of the occurrence of any one or more of the following:

(i)	an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company;

(ii)	repeated violations by the Executive of the Executive’s obligations under Section 1 of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company;

(iii)	indictment or plea of nolo contendere of Executive of a felony involving moral turpitude; or;

(iv)	the material breach of the Executive’s Non-Competition and Proprietary Information Agreement.

The Company shall provide the Executive with thirty (30) days written notice of any determination of Cause and provide the Executive, for a period of thirty (30) days following such notice, with the opportunity to appear before the Board, with or without legal representation, to present arguments and evidence on his behalf and following such presentation to the Board, the Executive may only be terminated for Cause if the Board (excluding the Executive if he is a member of the Board), by a two-third (2/3) majority vote reasonably determines in good faith that his actions did, in fact, constitute for Cause. Nothing herein shall preclude the Board from deliberating without Executive or his counsel being present. The definition of Cause shall govern all equity award agreements by and between Company and Executive, unless otherwise expressly provided in such equity award agreement.

4.2.3 Disability. shall mean Executive’s inability to satisfactorily perform the essential functions and duties of Executive’s position with the Company, with or without reasonable accommodation, for either sixty (60) consecutive days or ninety (90) days in any 6 month period, as a result of any physical or mental impairment, as determined by the Board upon certification thereof by a qualified physician selected by the Board after such physician examines the Executive. The Executive agrees, upon request by the Board, to submit to such examination and to provide the Board such medical evidence, records and examination data as is reasonably necessary for the Board to evaluate any potential Disability. The Board agrees to treat such medical information confidentially as required by law.

4.2.4 Good Reason. “Good Reason” shall mean:

(i)	A material diminution in the Executive’s base compensation;

(ii)	A material diminution in the Executive’s authority, duties and responsibilities;

(iii)	A material diminution in the authority, duties and responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Company’s Board;

(iv)	A material change in the geographic location in which Executive’s principal office was located;

(v)	A material diminution in the budget over which the Executive had authority; and

(vi)	Any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which the Executive provides services.

provided, however, that Good Reason shall not exist unless the Executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

4.3. Termination Events.

4.3.1 Immediate Termination. Executive’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(i)	the death of the Executive;

(ii)	Disability of the Executive; or

(iii)	notice by the Company to the Executive of a termination for Cause.

4.3.2 Termination by the Company without Cause. The Company may terminate the Executive’s employment without Cause upon thirty (30) days prior written notice and, in such event, the Term shall terminate upon expiration of such thirty (30) day period.

4.3.3 Resignation by the Executive. The Executive may resign the Executive’s position (i) voluntarily, which shall be effective ninety (90) days following written notice to the Company of the Executive’s intent to so resign or (ii) due to Good Reason, effective upon expiration of the Company’s thirty (30) day cure period and provided that the Company has not cured. The Company may waive all or any portion of the notice period and notify the Executive that his resignation has been accepted as of an earlier date.

4.3.4 Definition of Termination Date. The date upon which the Executive’s employment and the Term terminate pursuant to this Section 4 shall be the Executive’s “Termination Date” for purposes of this Agreement. In the event that the termination of the Executive’s employment does not constitute a “separation from service” as defined in section 409A of the Code, the Executive’s rights to the applicable payments and benefits described in this Section 4 shall vest upon the Termination Date, but no payment to the

Executive that is subject to section 409A of the Code shall be paid until the Executive incurs such a separation from service (or, if required under Section 9.1, until six months after such separation if the Executive is a “specified employee” as defined in Treasury Regulation 1.409A-1(i)(1)).

4.3.5 Deemed Resignation. Upon termination of Executive’s employment for any reason or no reason, including with or without Cause or for Good Reason, whether by the Company or by Executive, and unless the Board otherwise expressly determines, Executive agrees that he automatically shall have been deemed to have resigned from all positions as an officer, director and employee of the Company or any subsidiaries or affiliates thereof without any further action on the part of the Executive or the Company.

4.4. Payments Upon a Termination Event.

4.4.1 Entitlements Upon Termination for Cause or Resignation without Good Reason. Following any termination of the Executive’s employment for Cause or without Good Reason, the Company shall pay or provide to the Executive, or the Executive’s estate or beneficiary, as the case may be, the following amounts (the “Accrued Obligations”):

(i)	Base Salary earned through the Termination Date;

(ii)	a payment representing the Executive’s accrued but unused vacation;

(iii)	reimbursement of all unpaid business expenses properly incurred by the Executive in connection with the performance of services to the Company or its Affiliates prior to the Termination Date;

(iv)	The Executive’s Annual Bonus for the fiscal year prior to the year in which the Termination Date occurs if not paid prior to the Termination Date, paid when Annual Bonuses are paid to active employees but in no event later than November 30 of the year in which the Termination Date occurs; and

(v)	any vested and/or earned, but not forfeited, amounts or benefits on the Termination Date under the Company’s employee benefit plans, programs, policies or practices in accordance with the terms thereof, including any benefit continuation or conversion rights (collectively, the “Company Arrangements”).

4.4.2 Payments Upon Termination by Reason of Death or Disability. In the event that the Executive’s employment is terminated by reason of his death or Disability, the Company shall pay or provide the Accrued Obligations to the Executive or the Executive’s estate.

4.4.3 Payments Upon Termination without Cause; or Resignation for Good Reason. In the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, then the Company shall pay or provide to the Executive or the Executive’s estate:

(i)	the Accrued Obligations;

(ii)	continued payment of a severance amount for the 2 year severance period equal to the product of (x) two times Base Salary plus Annual Bonus for the prior fiscal year (if the Termination Date occurs prior to the last day of the 2014 fiscal year, the Annual Bonus shall be the Annual Bonus Target (i.e., 150% of Annual Base Salary)) divided by (y) the number of payroll periods during the two year severance period beginning on the Termination Date (or such later date as required by Section 4.5) in accordance with the Company’s normal payroll practices; and

(iii)	payment of a prorated Annual Bonus for the fiscal year in which the Termination Date occurs based on actual performance in accordance with the Bonus Program (without the exercise of any negative discretion) and payable on the November 30 following the end of such fiscal year, with such proration to be equal to the fraction the numerator of which is equal to the number of days the Executive worked from the beginning of the Company’s then current fiscal year through the Termination Date and the denominator of which is three hundred sixty-five (365).

4.4.4 Payments Upon Termination as a result of Notice of Non-Renewal. In the event the Executive’s employment is terminated following either parties’ Notice of Non-Renewal of the Term and Executive’s employment is subsequently terminated by the Company without Cause or the Executive resigns for Good Reason at or after the expiration of the Term (without regard in either case to whether the Agreement has expired), then the Company shall pay or provide to the Executive or the Executive’s estate:

(i)	the Accrued Obligations;

(ii)	continued payment of a severance amount for the 1 year severance period equal to the product of (x) one time Base Salary plus Annual Bonus for the prior fiscal year divided by (y) the number of payroll periods during the one year severance period beginning on the Termination Date (or such later date as required by Section 4.5) in accordance with the Company’s normal payroll practices; and

(iii)	payment of a prorated Annual Bonus for the fiscal year in which the Termination Date occurs based on actual performance in accordance with the Bonus Program (without the exercise of any negative discretion) and payable on the November 30 following the end of such fiscal year, with such proration to be equal to the fraction the numerator of which is equal to the number of days the Executive worked from the beginning of the Company’s then current fiscal year through the Termination Date and the denominator of which is three hundred sixty-five (365).

4.4.5 Sections Mutually Exclusive. Sections 4.4.1, 4.4.2, 4.4.3 and 4.4.4 are mutually exclusive, and the Executive shall not be entitled to receive payments or benefits upon a termination of employment under more than one such Section.

4.5. Payments Conditioned Upon Release. Anything else contained herein to the contrary notwithstanding, in no event shall the Executive be entitled to any payment or benefit pursuant to this Section 4, or otherwise as a result of any termination of employment except for his death, other than the Accrued Obligations, unless and until the Executive executes and does not revoke within the applicable revocation period an enforceable waiver and release of all claims against the Company and its officers and directors in a form provided by the Company (the “Release”). Such Release shall be executed and returned to the Company within the period of time specified in the Release; provided, however, if the Termination Date occurs in one calendar year and the period for considering such Release under applicable law expires during the following calendar year, then notwithstanding anything herein to the contrary other than Section 9.1 herein, the payments of severance hereunder will be paid by the Company to the Executive beginning on the first regular payroll date of the Company in the second calendar year. Any amounts that otherwise would have been paid to the Executive prior to the date on which the revocation period expires shall be paid at the expiration of the revocation period, without interest. If the Executive fails to execute the Release within the specified period, or revokes the Release after executing it, all payments and benefits provided under this Section 4, other than the Accrued Obligations, shall be forfeited.

4.6. Tax. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

4.7. No Mitigation. Upon termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement or any other agreement with the Company.

5. Indemnification.

Simultaneously with the execution of this Agreement, the Company shall enter into a separate Indemnification Agreement with the Executive in form and substance substantially similar to the Company’s standard form of Director’s Indemnification Agreement (the “Indemnification Agreement”).

6. Notices.

6.1. Form and Address for Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one (1) day after having been sent by overnight courier or three (3) days after having been mailed first class, e-mail, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Attention: General Counsel

Hologic, Inc.

250 Campus Drive

Marlborough, MA 01752

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

7. General.

7.1. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made between residents thereof and to be performed entirely in Massachusetts. Any action brought by either party with respect to this Agreement, shall be brought and maintained only in the state or federal courts located in the Commonwealth of Massachusetts. Each party consents to personal jurisdiction and venue in such courts, waives any right to file a motion based on forum non conveniens or any similar doctrine and agrees not to oppose any motion to transfer any such case to such courts.

7.2. Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.3. Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof; provided, however, that the Non-Competition and Proprietary Information Agreement, Change of Control Agreement, Indemnification Agreement, and any outstanding option or other equity agreements by and between the Company and Executive shall be governed in accordance with the terms therein. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth herein. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

7.4. Assignability.

7.4.1 Nonassignability by Executive. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.

7.4.2 Assignability by Company. The Company may only assign its rights, together with its obligations, hereunder to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted; provided, however, that no assignment pursuant to this Section 7.4.2 shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

7.4.3 Assumption of Agreement by Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, the “Company” shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.5. Survival. The respective rights and obligations of the parties hereunder, including under Sections 4, 5 and 7, shall survive any termination of this Agreement or the expiration of the Term to the extent necessary to the intended preservation of such rights and obligations.

7.6. Severability. The provisions of this Agreement are severable and the invalidity of any provision shall not affect the validity of any other provision. In the event that any arbitrator or court of competent jurisdiction and venue shall determine that any provision of this Agreement or the application thereof is unenforceable, then the parties hereto agree that said arbitrator or court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the fullest extent provided by law.

7.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. The parties hereto agree to accept a signed facsimile or “PDF” copy of this Agreement as a fully binding original.

7.8. Legal Expenses. The Company shall reimburse the Executive for legal expenses he incurs with respect to the negotiation of this Agreement in an amount not to exceed Twenty Thousand ($20,000) Dollars.

8. Free to Contract. The Executive represents and warrants to the Company that the Executive is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent Executive from entering into this Agreement, would prevent Executive or restrict Executive in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of the Executive’s duties hereunder. The Executive also represents and warrants that no fee, charge or expense of any sort is due from the Company to any third person engaged by the Executive in connection with Executive’s employment by the Company hereunder, except as disclosed in this Agreement.

9. Code Section 409A Legal Requirement.

9.1. Six Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” as defined and applied in section 409A of the Code as of the Executive’s Termination Date, then, to the extent any payment under this Agreement or any Company Arrangement constitutes deferred compensation (after taking into account any applicable exemptions from section 409A of the Code, including those specified in Section 9.2) and to the extent required by section 409A of the Code, no payments due under this Agreement or any Company Arrangement may be made until the earlier of: (i) the first day following the sixth month anniversary of the Executive’s Termination Date and (ii) the Executive’s date of death.

9.2. Application of Exemptions. For purposes of section 409A of the Code, each “payment” (as defined by section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of section 409A of the Code, each such payment shall be deemed exempt from section 409A of the Code to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), as well as any other applicable exemptions.

9.3. Reimbursement and Offset Provisions. Reimbursement payments shall generally be made in accordance with applicable Company policies; however, in no event will reimbursement payments be made later than the end of the year following the year in which the expense was incurred. The amounts eligible for reimbursement provided in one taxable year will not affect the amounts eligible for reimbursement provided in any other taxable year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment that constitutes “non-qualified deferred compensation” under section 409A of the Code be subject to offset by any other amount unless otherwise permitted by section 409A.

9.4. Interpretation and Administration of Agreement. To the maximum extent permitted by law, this Agreement shall be interpreted and administered in such a manner that the payments to the Executive are either exempt from, or comply with, the requirements of section 409A of the Code.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HOLOGIC, INC.

By:	/s/ David LaVance
David LaVance
Chairman of its Board of Directors

EXECUTIVE

/s/ Stephen P. MacMillan

Exhibit A

Board Seats

(1)	sBioMed LLC

(2)	Alere, Inc.

(3)	MD Save LLC

(4)	Domain Surgical LLC

(5)	EZ Lift LLC

(6)	Agnovos Healthcare LLC

Exhibit B

NON-COMPETITION AND PROPRIETARY INFORMATION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into as of December 6, 2013, by and between Hologic, Inc., a Delaware corporation (the “Company”) and Stephen P. MacMillan (“Executive”).

Recitals

WHEREAS, the Company and the Executive have entered into an Employment Agreement of even date herewith (the “Employment Agreement”); and

WHEREAS, it is a condition of the execution of the Employment Agreement that this Agreement be entered into and be incorporated by reference in the Employment Agreement as Exhibit A thereto; and

WHEREAS, the Executive will receive substantial economic payments and benefits as a result of the Employment Agreement and his employment with the Company; and

WHEREAS, in his capacity as Chief Executive Officer, President and member of the Board of Directors of the Company, Executive has had and will continue to have access to the Company’s business activities, goodwill, business plans, personnel, financial status and other confidential and proprietary information including, but not limited to, existing and potential customers, customer information, target market areas, potential and future products, methods, techniques and other information of and about the Company, all of which are of great value to the Company and which are not generally known and are confidential; and

WHEREAS, terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

Agreement

NOW, THEREFORE, in consideration of the above-referenced premises and the mutual covenants and promises therein and herein contained, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, it is hereby agreed by and between the parties as follows:

1. Term. This Agreement shall commence upon the Effective Date of the Employment Agreement.

2. Unique Position of Trust.

(a) Executive acknowledges that the services he has heretofore rendered and will continue to render to the Company are of a special and unusual character, with a unique value to the Company. Executive also acknowledges that he has held and holds a position of trust in which he has had and will continue to have broad access to all of the Company’s most sensitive Confidential Information.

(b) For purposes of this Agreement, “Company” shall mean Hologic, Inc. and, any other business entity that is either controlled by, controls, or under common control with Hologic, Inc.

(c) For purposes of this Agreement, “Confidential Information” means all non-public information of and about the Company, including without limitation, business activities, business plans, legal affairs, personnel, existing and potential customers, customer information, contracts and agreements with customers, contracts and agreements with suppliers, target market areas, product designs and plans, potential and future products, business methods and techniques, financial status, financial projections and forecasts, regulatory matters, pending and proposed acquisitions, financings and joint ventures, intellectual property, trade secrets, proprietary technology, research and development data, computer networks and systems, software programs and code, databases, manufacturing processes and specifications, know-how, operational and hiring matters, personnel policies, market studies and forecasts, competitive analyses, marketing programs, and sales and pricing information, regardless of the form in which such information is stored. “Confidential Information” shall also include any Confidential Information of any client, investor, corporate partner, or joint venturer of the Company, or any other third party that the Company is required by agreement to keep confidential. “Confidential Information” shall not, however, include information that Executive can demonstrate (a) has become publicly known through no act of the Executive, (b) has been rightfully received by Executive from a third party not subject to any confidentiality agreement concerning such information or (c) has been independently developed by Executive without use of or reliance on Confidential Information or any violation of his obligations under this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

3. Protection of Company Confidential Information.

(a) Executive shall not, while an employee of the Company, or following termination of his employment, directly or indirectly, use, disclose or permit to be known, other than (i) as is reasonably required in the regular course of his duties on behalf of the Company, including disclosures to the Company’s advisors and consultants, (ii) as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or (iii) with the prior written consent of the Company’s Board of Directors or Chief Executive Officer, to any person, firm or corporation any Confidential Information.

(b) The Executive shall not remove from the Company’s premises, or make any copies of, Confidential Information, except as necessary to perform or use in the course of legitimate Company business. The Executive agrees to return to the Company all Confidential Information and Company property, including all copies of it, in his possession or under his control, (i) at any time upon the request of the Company, and (ii) without such a request at the termination of his employment by the Company. Upon the Company’s request, the Executive will furnish a written statement that he has returned all Confidential Information and property.

4. Non-Competition Agreement.

(a) In view of the unique value to the Company of the services of Executive, because of the Confidential Information of the Company entrusted to or obtained by Executive, and as a material inducement to the Company to enter into the Employment Agreement, pursuant to which Executive will receive significant benefits as an executive officer and director of the Company, and for other good and valuable consideration, Executive covenants and agrees that he shall not during the Term and for two years from the Termination Date (the “Restricted Period”), directly or indirectly, whether as an owner, partner, executive, director, consultant, contractor, advisor, agent, employee, guarantor, surety or otherwise, or through any person, consult with or in any way aid or assist any person to engage or attempt to engage in any employment, consulting or other activity which directly or indirectly competes with the business of the Company (the “Restricted Field”). Executive acknowledges that his participation in the conduct of any such business or activity alone or with any person other than the Company will materially impair the business and prospects of the Company and the goodwill of the Company. Notwithstanding anything herein to the contrary, the Restricted Period shall be reduced to one (1) year from the Termination Date in the event the Executive is entitled to benefits under Section 4.4.4 of the Employment Agreement.

(b) During the Restricted Period, Executive shall not, directly or indirectly, on behalf of any party or person other than the Company, solicit (or assist or provide information in connection therewith) any then-customer of the Company (including customers where the Company’s products or services are sold through distributors, resellers, licensees and the like) or prospective customer of the Company to provide any product, service, or business that is competitive with or substantially similar to any product, service, or business then offered or planned to be offered by the Company, or to induce such then-customer or prospective customer to reduce or diminish the volume or level of their business with the Company.

(c) During the Restricted Period, Executive shall not, directly or indirectly, on behalf of any party or person other than the Company, solicit or induce (or assist or provide information in connection therewith) any then-current employee, or person who was an employee or officer of the Company within the previous six month period, to leave the employ of the Company.

(d) Executive further acknowledges the national and international scope of the business of the Company, and that the limitations set forth in this Agreement on his post-employment activities are reasonable and necessary to protect the business of the Company because of its scope and his access to Confidential Information. Executive further acknowledges that the consideration and benefits that he will receive pursuant to the Employment Agreement are substantial enough that the limitations on his post-employment activities set forth in this Agreement will not cause significant hardship.

(e) Nothing herein shall preclude Executive (i) from beneficially owning no more than two percent (2%) of the total outstanding stock of a class of stock registered under the securities and Exchange Act of 1934, as amended or (ii) following the Termination Date, from accepting or providing advisory or consulting services to, or accepting employment with, a business that may have a product or services in the Restricted Field; provided, however, that the Executive may not provide services to or be employed by, directly or indirectly, the division, subsidiary or line of business that competes, directly or indirectly, with the Company in the Restricted Field or otherwise engage in any activities that may involve the disclosure or use of Confidential Information.

5. Disclosure and Assignment of Inventions. Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, method, work of authorship, or other intellectual property, whether or not patentable, and whether or not copyrightable, in the Company’s Restricted Field (collectively, “Inventions”) made, conceived or first reduced to practice by Executive, either alone or jointly with others, during the term of Executive’s employment with the Company, whether or not such Inventions are made, conceived or reduced to practice during working hours or using the Company’s data or facilities. Executive agrees that all Inventions created, made, or developed by him during the term of his employment with the Company are and shall be works made for hire and are and shall be the exclusive property of the Company to use, publish, license, and otherwise exploit in its discretion. The Company shall own all of the rights, including without limitation all trade secrets, patents and copyrights, in, arising or derived from, or related to any Inventions. In the event that any Inventions may not, by operation of law or otherwise, be a work made for hire, Executive hereby assigns, irrevocably and without any further consideration, the ownership of, and all rights of patent and copyright in, such Inventions. During and after his employment and/or service with the Company ceases, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents and/or copyrights in any and all countries on such Inventions. Executive hereby irrevocably designates the Company’s General Counsel as Executive’s agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and/or copyrights and to enforce the Company’s rights under this Section 5. Any Invention relating to the business of the Company and disclosed by Executive within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this Section 5 unless Executive shall prove that such Inventions were first conceived and reduced to practice after the date of termination of his employment.

6. Remedies. Given the important nature of the services Executive will provide to the Company, the scope and nature of the business of the Company and the sensitive nature of the information and functions Executive will have with the Company, Executive acknowledges that the limitations contained in Sections 3, 4 and 5 hereof are reasonable. Executive expressly acknowledges that, in the event that any provision of Sections 3, 4 or 5 is breached, the Company will suffer injury that cannot be ascertained or remedied by monetary damages and will be irreparably harmed if the provisions of this Agreement are not enforced. In the event of an actual or threatened breach by Executive of the provisions of Sections 3, 4 or 5, the Company shall be entitled to terminate any payments and provision of benefits that Executive may be entitled pursuant to the Employment Agreement or otherwise, including the further exercise of any Equity Awards, and to entry of an injunction restraining Executive from such breach without any obligation to post bond. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages and reasonable attorneys’ fees and expenses, including paralegal fees, from Executive, which Executive agrees the Company would be entitled to recover. If Executive violates any of the covenants contained in Sections 3, 4 or 5 the terms and the covenants violated shall be automatically extended to a like period of time from the date on which Executive ceases such violation or from the date of entry by a court of competent jurisdiction of any order or judgment enforcing such covenant, whichever period is later. To the extent permitted under applicable law, the Company may suspend any payments or benefits that Executive may be entitled pursuant to the Employment Agreement or otherwise for the duration of any period in which the Company reasonably determines that Executive is in breach hereof. Executive further acknowledges and agrees that any breach of the covenants contained in Sections 3, 4 or 5 shall constitute a material breach of this Agreement entitling the Company to terminate this Agreement for cause. The provisions of Sections 3, 4 and 5 and this Section 6 shall survive the termination of this Agreement.

7. Notices. Any notice or other communication in connection with this Agreement shall be delivered in accordance with the notice provisions of Section 6.1 of the Employment Agreement.

8. Injunction and Enforceability of Covenants.

(a) Equitable Remedies Available. If Executive commits a breach, or threatens to commit a breach of any of the provisions of Sections 3, 4 or 5 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by a court having equity jurisdiction in the Commonwealth of Massachusetts, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(b) Severability of Covenants. If any of the covenants contained in Sections 3, 4 or 5 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions. The covenants and restrictions contained in Sections 3, 4, and 5 of this Agreement are separate and independent of the obligations of the Employment Agreement and shall be fully valid and enforceable notwithstanding any breach or claimed breach of the Employment Agreement.

(c) Carve-back of Scope or Duration. If any of the covenants contained in Sections 3, 4 or 5 hereof, or any part thereof, are held to be unenforceable because of the scope or duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the scope, duration and/or area of such provision to the least extent possible to render them enforceable and such provision, in its reduced form, shall thereafter be enforceable.

(d) Jurisdiction. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 3, 4 or 5 hereof upon the state and federal courts sitting in the Commonwealth of Massachusetts. In the event that such a courts shall hold any such covenant wholly unenforceable by reason of the breadth of scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants having appropriate personal and subject matter jurisdiction over the parties, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

9. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

10. Entire Agreement. The recitals hereto are hereby incorporated herein by this reference. This Agreement, together with the Employment Agreement attached hereto, constitutes the entire agreement of the parties concerning the subjects contained herein and supersedes all prior or contemporaneous negotiations, representations and agreements, whether written or oral, between Executive and the Company with respect to the subject matter hereof, provided, however, that the superseding of such agreements does not in any way affect the validity or effectiveness of the prior assignment by Executive of inventions. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any such change is sought.

11. Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

12. Binding Agreement and Governing Law. This Agreement shall be binding upon the Executive and shall inure to the benefit of the Company and its successors in interest and assigns, and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

[Signature Page follows]

HOLOGIC, INC.

By:	/s/ David LaVance
David LaVance
Chairman of its Board of Directors

/s/ Stephen P. MacMillan
Executive

Stephen P. MacMillan
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